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                                                                   Exhibit 10.12

                           PROVINCE HEALTHCARE COMPANY
                          EXECUTIVE SEVERANCE AGREEMENT

         THIS EXECUTIVE SEVERANCE AGREEMENT ("Agreement") is entered into as of this 1st day of January 2004, by and between Province Healthcare Company (the "Company") and ROBERTO PANTOJA ("Employee").

                              W I T N E S S E T H:

         WHEREAS, Employee is employed as Vice President & Controller of the Company; and

         WHEREAS, the Company desires to provide certain severance payments to Employee in the event that Employee's employment with the Company is terminated without cause or in connection with a change in control of the Company;

         NOW, THEREFORE, based upon the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                             ARTICLE I. DEFINITIONS

         Terms used in this Agreement that are defined are indicated by initial capitalization of the term. References to an "Article" or a "Section" mean an article or a section of this Agreement. In addition to those terms that are specifically defined herein, the following terms are defined for purposes hereof:

         "Administrator" means a committee consisting of the Company's chief executive officer, the secretary of the Company, the vice president of human resources, and any other individuals appointed by the chief executive officer. The Administrator may delegate any of its duties or authorities to any person or entity. If a Change in Control occurs, as described in this Agreement, the Administrator shall be the committee of individuals who were committee members immediately prior to the Change in Control.

         "Benefit" means the benefits described in Article II and Article III.

         "Change in Control" means a transaction or circumstance in which any of the following have occurred:

         (a) any "person" as such term is used in sections 13(d) and 14(d) of the Exchange Act, other than the Company or a wholly-owned Subsidiary thereof or any employee benefit plan of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company's then outstanding Voting Securities (as defined below), or

         (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or

         (c) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Voting Securities (i.e., any securities of the entity which vote generally in the election of its directors) of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) more than 50% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or

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         (d) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Subsidiary" means any subsidiary of the Company or of any of its subsidiaries.

                ARTICLE II. CHANGE IN CONTROL TERMINATION PAYMENT

SECTION 2.1 BENEFITS ON TERMINATION.

         (a) Amount. Subject to the conditions, limitations and adjustments that are provided for herein, the Company will provide Benefits to Employee equal to the sum of the amounts described below if, within the 24 month period following a Change in Control, Employee's employment with the Company terminates for any reason:

         (1) An amount equal to 100% of the Employee's annual base compensation determined by reference to his base salary in effect at the time of Change in Control.

         (2) An amount equal to 100% of the highest annual bonus that Employee would be eligible to receive during the fiscal year ending during which the Change in Control occurs.

         (3) For a period of 12 months, participation in medical, life, disability and similar benefit plans that are offered to similarly situated employees of the Company immediately prior to the applicable Change in Control for the Eligible Employee and his dependents. Such participation may be pursuant to the continuation coverage rights of Eligible Employees pursuant to
                  Part 6 of Title I of ERISA ("COBRA") or the Company may provide such benefits directly through the purchase of insurance or otherwise. Notwithstanding the foregoing, the period for participation in a self-funded medical plan pursuant to this paragraph 3 shall not exceed the maximum period of continuation coverage provided under COBRA. If benefits are provided pursuant to COBRA continuation rights, the Company shall pay a cash amount to the Eligible Employee at the time of severance that is sufficient to cover all premiums required for such COBRA coverage under the appropriate benefit plans.

         (4) For a period of 12 months, participation in general and executive fringe benefits offered to similarly situated executive employees immediately prior to the applicable Change in Control.

         (5) Upon the effective date of any Change in Control, any stock purchase options held by Employee pursuant to any qualified or nonqualified Company option plan shall immediately vest and become exercisable in accordance with the applicable plan. The provisions of this Section 2.1 shall supersede any contrary provisions of any other agreement by and between the parties hereto, now existing or hereafter created, unless the provisions of this Section 2.1 shall be referred to specifically therein and modified, amended or waived by both parties hereto.

         (b) Adjustments to the Amount of Benefit. Notwithstanding anything herein to the contrary, the amounts due to Employee under Section 2.1(a) shall be adjusted in accordance with Section 2.2 if any payment provided to Employee is determined to be subject to the excise tax described in section 4999 of the Code.

         (c) Time for Payment; Interest. The cash Benefits payable made under this Section 2.1 shall be paid to Employee in a single lump sum within ten days following the date of termination. The Company's obligation to pay to Employee any amounts under this Section 2.1 will bear interest at the lesser of (i) 10% or (ii) the maximum rate allowed

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by law until paid by the Company, and all accrued and unpaid interest will bear interest at the same rate, all of which interest will be compounded annually.

         2.2      BENEFIT ADJUSTMENTS.

         (a) Gross Up Payment. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by or on behalf of the Company to or for the benefit of Employee as a result of a "change in control," as defined in section 280G of the Code, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section, (a "Payment") would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

         (b) Tax Opinion. Subject to the provisions of Section 2.2(c), all determinations required to be made under this Section 2.2, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm or law firm selected by the Company (the "Tax Firm"); provided, however, that the Tax Firm shall not determine that no Excise Tax is payable by Employee unless it delivers to Employee a written opinion (the "Tax Opinion") that failure to pay the Excise Tax and to report the Excise Tax and the payments potentially subject thereto on or with Employee's applicable federal income tax return will not result in the imposition of an accuracy-related or other penalty on Employee. All fees and expenses of the Tax Firm shall be borne solely by the Company. Within 15 business days of the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by the Company, the Tax Firm shall make all determinations required under this Section, shall provide to the Company and Employee a written report setting forth such determinations, together with detailed supporting calculations, and, if the Tax Firm determines that no Excise Tax is payable, shall deliver the Tax Opinion to Employee. Any Gross-Up Payment, as determined pursuant to this Section, shall be paid by the Company to Employee within fifteen days of the receipt of the Tax Firm's determination. Subject to the remainder of this Section 2.2, any determination by the Tax Firm shall be binding upon the Company and Employee; provided, however, that Employee shall only be bound to the extent that the determinations of the Tax Firm hereunder, including the determinations made in the Tax Opinion, are reasonable and reasonably supported by applicable law. As a result of the uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Tax Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that it is ultimately determined in accordance with the procedures set forth in Section 2.2(c) that Employee is required to make a payment of any Excise Tax, the Tax Firm shall reasonably determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee. In determining the reasonableness of Tax Firm's determinations hereunder, and the effect thereof, Employee shall be provided a reasonable opportunity to review such determinations with Tax Firm and Employee's tax counsel. Tax Firm's determinations hereunder, and the Tax Opinion, shall not be deemed reasonable until Employee's reasonable objections and comments thereto have been satisfactorily accommodated by Tax Firm.

         (c) Notice of IRS Claim. Employee shall notify the Company in writing of any claims by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 30 calendar days after Employee actually receives notice in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that the failure of Employee to notify the Company of such claim (or to provide any required information with respect thereto) shall not affect any rights granted to Employee under this Section 2.2 except to the extent that the Company is materially prejudiced in the defense of such claim as a direct result of such failure. Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to

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such claim is due). If the Company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall do all of the following:

         (1) give the Company any information reasonably requested by the Company relating to such claim;

         (2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to Employee;

         (3) cooperate with the Company in good faith in order effectively to contest such claim;

         (4) if the Company elects not to assume and control the defense of such claim, permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this
Section 2.2, the Company shall have the right, at its sole option, to assume the defense of and control all proceedings in connection with such contest, in which case it may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Employee, on an interest-free basis and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's right to assume the defense of and control the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (d) Right to Tax Refund. If, after the receipt by Employee of an amount advanced by the Company pursuant to Section 2.2 Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to the Company's complying with the requirements of Section 2.2(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by the Company pursuant to Section 2.2(c), a determination is made that Employee is not entitled to a refund with respect to such claim and the Company does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall, to the extent of such denial, be forgiven and shall not be required to be repaid and the amount of forgiven advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

               ARTICLE III. PAYMENT UPON TERMINATION WITHOUT CAUSE

         SECTION 3.1  BENEFITS ON TERMINATION.

                  (a) Amount. Subject to the conditions, limitations and adjustments that are provided for herein, in the absence of a Change in Control, and in the event Employee's employment is terminated either by the Company without cause or by the Employee with cause, as described below, Employee shall be entitled to receive an amount equal to 100% of the Employee's annual base compensation determined by reference to his or her base salary in effect at the time of termination.

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         (1) By Company Without Cause Termination of employment by the Company without cause shall occur if the Company provides oral or written notice to Employee of involuntary termination that is not on account of just cause. For this purpose, termination for "just cause" will only occur upon written notice to Employee that employment is involuntarily terminated due to any of the following:

         (i) conviction of Employee for a crime involving fraud, dishonesty or theft, or of any felony which, in the reasonable judgment of the Board, materially affects Employee's ability to perform his duties pursuant to this Agreement;

         (ii) commission by Employee of an act of fraud, embezzlement, or material dishonesty against the Company or its affiliates; or

         (iii) intentional neglect of or material inattention to Employee's duties, which neglect or inattention remains uncorrected for more than 30 days following written notice from the chief executive officer of the Company detailing the Company's concern.

         (2) By Employee With Cause. Termination of employment by Employee with cause shall occur if Employee terminates employment for any of the following reasons:

         (i) A material adverse alteration in Employee's position, responsibilities or status.

         (ii) A reduction in Employee's base compensation or a substantial reduction in the benefits provided to Employee.

         (iii) Relocation of Employee by the Company to a location that is more than 35 miles from the Employee's current workplace.

         (iv) The material breach of the Company of any portion of its employment policies and/or any employment agreement with Employee.

         (b) Adjustments to the Amount of Benefit. Notwithstanding anything herein to the contrary, the amounts due to Employee under Section 3.1(a) shall be adjusted in accordance with Section 2.2 of this Agreement if any payment provided to Employee is determined to be subject to the excise tax described in section 4999 of the Code.

         (c) Time for Payment; Interest. The cash Benefits payable made under this Section 3.1 shall be paid to Employee in a single lump sum within ten days following the date of termination. The Company's obligation to pay to Employee any amounts under this Section 3.1 will bear interest at the lesser of (i) 10% or (ii) the maximum rate allowed by law until paid by the Company, and all accrued and unpaid interest will bear interest at the same rate, all of which interest will be compounded annually.

         SECTION 3.2  COMPETITION.

                  (a) Agreement Not to Compete. Employee agrees that, for a period of 12 months after the termination of his employment as described in
Section 3.1(a), he will not:

         (i) directly or indirectly, own, manage, control, participate in, consult with or render services for (i) any business, the operating facilities of which compete with the operating facilities of the Company or its Subsidiaries within the geographical area included in the 50-mile radius around each location where the Company or any Subsidiary owns, leases, manages or otherwise maintains an operating facility, engages in business or, on the date of Employee's termination, plans to own, lease, manage or otherwise maintain a facility or engage in business, or (ii) any business in which the Company or any of its Subsidiaries has entered into a letter of intent or is or has been within one year prior to the date of termination of Employee's

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                  employment in active negotiations relating to the acquisition of such business by the Company or its Subsidiaries; or

         (ii) interfere with, disrupt or attempt to disrupt any present or prospective relationship, contractual or otherwise, between the Company and any customer, supplier or employee of the Company.

                  (b) Remedies. Employee agrees and acknowledges that the violation by Employee of the agreements contained in this Section 3.2 would cause irreparable injury to the Company and that the remedy at law for any violation or threatened violation thereof by him would be inadequate and that the Company shall be entitled to temporary and permanent injunctive relief or other equitable relief without the necessity of proving actual damages.

                           ARTICLE IV. ADMINISTRATION

         SECTION 4.1. The provisions of this Agreement are intended to provide severance benefits and protection to Employee. The Administrator has absolute discretion to interpret the terms of this Agreement and to make all determinations required in the administration hereof, including making determinations about eligibility for and the amounts of Benefits. All decisions of the Administrator are final, binding and conclusive on all parties.

         SECTION 4.2. Benefits can only be denied or forfeited if Employee does not satisfy the conditions for receiving payment that are described herein or if the Company validly amends the Agreement as described in Section 5.4.

         SECTION 4.3. If Employee's claim for Benefits is denied, the Administrator will furnish written notice of denial to Employee within 90 days of the date the claim is received, unless special circumstances require an extension of time for processing the claim. This extension will not exceed 90 days, and Employee must receive written notice stating the grounds for the extension and the length of the extension within the initial 90-day review period. If the Administrator does not provide written notice, Employee may deem the claim denied and seek review according to the appeals procedures set forth below.

         (a) Notice of Denial. The notice of denial to the Claimant shall state:

         (1)      The specific reasons for the denial.

         (2) Specific references to pertinent provisions of the Agreement on which the denial was based.

         (3) A description of any additional material or information needed for Employee to perfect his claim and an explanation of why the material or information is needed.

         (4) A statement that Employee may request a review upon written application to the Administrator, review pertinent documents, and submit issues and comments in writing and that any appeal that Employee wishes to make of the adverse determination must be in writing to the Administrator within 60 days after Employee receives notice of denial of benefits.

         (5) The name and address of the Administrator to which Employee may forward an appeal. The notice may state that failure to appeal the action to the Administrator in writing within the 60-day period will render the determination final, binding and conclusive.

         (b) Appeals Procedure. If Employee appeals to the Administrator, Employee or his authorized representative may submit in writing whatever issues and comments he believes to be pertinent. The Administrator shall reexamine all facts related to the appeal and make a final determination of whether the denial of benefits is justified under the circumstances. The Administrator shall advise Employee in writing of:

         (1)      The Administrator's decision on appeal.

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         (2)      The specific reasons for the decision.

         (3) The specific provisions of the Agreement on which the decision is based.

         Notice of the Administrator's decision shall be given within 60 days of the Claimant's written request for review, unless additional time is required due to special circumstances. In no event shall the Administrator render a decision on an appeal later than 120 days after receiving a request for a review.

                            ARTICLE V. GENERAL TERMS

         SECTION 5.1 NOTICES. All notices and other communications hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if delivered personally or if sent by overnight courier or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication will have specified to the other party hereto in accordance with this Section:

         If to the Company to:

         Province Healthcare Company
         105 Westwood Place, Suite 400
         Brentwood, Tennessee 37027
         Attn:    Howard T. Wall, III,
                  Senior Vice President and General Counsel

         If to Employee, to:

         Roberto Pantoja
         Province Healthcare Company
         105 Westwood Place, Suite 400
         Brentwood, TN  37027

         SECTION 5.2 WITHHOLDING; NO OFFSET. All payments required to be made by the Company under this Agreement to Employee will be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law. No payment under this Agreement will be subject to offset or reduction attributable to any amount Employee may owe to the Company or any other person, except as required by law.

         SECTION 5.3 ERISA RIGHTS AND INFORMATION. Attached hereto as Appendix A is a description of certain ERISA rights and other information applicable to this Agreement.

         SECTION 5.4 ENTIRE AGREEMENT; MODIFICATION. This Agreement and its attachments constitute the complete and entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties. The parties have executed this Agreement based upon the express terms and provisions set forth herein and have not relied on any communications or representations, oral or written, which are not set forth in this Agreement.

         SECTION 5.5 AMENDMENT. This Agreement may not be modified by an subsequent agreement unless the modifying agreement: (i) is in writing; (ii) contains an express provision referencing this Agreement; (iii) is signed and executed on behalf of the Company by an officer of the Company other than Employee; and (v) is signed by Employee.

         SECTION 5.6 CHOICE OF LAW. This Agreement and the performance hereof will be construed and governed in accordance with the laws of the State of Tennessee, without regard to its choice of law principles, except to the extent that federal law controls or preempts state law.

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         SECTION 5.7 SUCCESSORS AND ASSIGNS. The obligations, duties and responsibilities of Employee under this Agreement are personal and shall not be assignable. In the event of Employee's death or disability, this Agreement shall be enforceable by Employee's estate, executors or legal representatives. The obligations, duties and responsibilities of Company hereunder shall be binding upon any successor of the Company (whether through a transaction described as a Change in Control or otherwise).

         SECTION 5.8 WAIVER OF PROVISIONS. Any waiver of any terms and conditions hereof must be in writing and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other terms and conditions hereof.

         SECTION 5.9 SEVERABILITY. The provisions of this Agreement and the amount of Benefits payable hereunder shall be deemed severable, and if any portion shall be held invalid, illegal or enforceable for any reason, the remainder of this Agreement and/or Benefit payment shall be effective and binding upon the parties.

         SECTION 5.10 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, Company and Employee have caused this Agreement to be executed on the day and year indicated below to be effective on the day and year first written above.

EMPLOYEE:

/s/ ROBERTO PANTOJA
-------------------------
ROBERTO PANTOJA

COMPANY:

PROVINCE HEALTHCARE COMPANY

/s/ MARTIN S. RASH
-------------------------
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

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                                                                      APPENDIX A

                          ERISA RIGHTS AND INFORMATION

         The parties acknowledge that the following information is provided to Employee hereunder in connection with Employee's rights as a welfare plan participant under ERISA. The terms "you" and "yours" refer to Employee.

         As a participant in a welfare plan maintained by the Company, you are entitled to certain rights and protections under ERISA. ERISA provides that all plan participants shall be entitled to:

- Examine, without charge, at the Administrator's office and at other specified locations, all plan documents, including insurance contracts, and copies of all documents filed by the plan with the U.S. Department of Labor, such as detailed annual reports and plan descriptions.

- Obtain copies of all plan documents and other plan information upon written request to the Administrator. The Administrator may make a reasonable charge for the copies.

- Receive a summary of the plan's annual financial report. The Administrator is required by law to furnish each participant with a copy of this summary annual report.

         In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called "fiduciaries" of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under this plan or from exercising your rights under ERISA.

         If a claim for a Benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Administrator review and reconsider your claim.

         Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.

         If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that plan fiduciaries misuse the plan's money or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court. The court will decide who should pay court costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

         If you have any questions about your plan, you should contact the Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.



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                          SUMMARY OF ERISA INFORMATION

Name of Plan: Province Healthcare Company Executive Severance Plan

Name and Address of the Company:

         Province Healthcare Company
         105 Westwood Place, Suite 400
         Brentwood, Tennessee 37027

Who Pays for the Plan:   The cost of the plan is paid entirely by the Company.

The Company's Employer Identification No.: 62-1710772

Plan Number:  599

Plan Year:  January 1 to December 31

Plan Administrator, Name, Address and Telephone No.:

                  Administrator of the Province Healthcare Company Executive Severance Plan
                  c/o _____________
                  Province Healthcare Company
                  105 Westwood Place, Suite 400
                  Brentwood, Tennessee 37027

                  (615) 370-1377

Agent for Service of Legal Process: Chief Executive Officer or Administrator. on the Plan

Benefits are paid out of the general assets of the Company. The Company may, in its discretion establish a "grantor trust" to fund the payment of Benefits. Otherwise, this plan does not give you any rights to any particular assets of the Company. Cash amounts paid under a severance plan are generally considered taxable income to the recipient.

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